Exhibit 99.1

Contacts:
West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford (443) 213-0506

West Announces Third Quarter 2014 Results
- Conference Call Scheduled for 9 a.m. Today -

Exton, PA October 30, 2014 - West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the third quarter of 2014 and updated its revenue and gross margin guidance for 2014 and its long-term financial objectives.

In addition, the Company announced a $100 million share repurchase program.

Highlights

•	Third quarter sales grew 4.1% on proprietary delivery systems growth

•	Adjusted diluted EPS was $0.44 vs. $0.39 in the prior-year quarter

•	2014 adjusted diluted EPS guidance range of $1.77 to $1.82

•	Expects 5% to 8% revenue growth in 2015, excluding currency

•	Provides long-term financial objectives consistent with prior plans

Summary comparative results for the third quarter were as follows:

($ millions, except per-share data)	Three Months Ended September 30,
	2014	2013
Net Sales	$355.9	$341.8
Gross Profit Margin	30.9%	30.8%
Operating Profit	$44.0	$39.7
Adjusted Operating Profit(1)	$45.2	$39.7
Diluted EPS	$0.43	$0.37
Adjusted Diluted EPS(1)	$0.44	$0.39

(1)	Adjusted operating profit and adjusted diluted EPS are Non-GAAP measurements. See discussion under the heading “Non-GAAP Financial Measures” in this release.

Third quarter 2014 consolidated net sales grew 4.1% (4.2% excluding currency effects) when compared to the third quarter of 2013. Excluding currency effects, Pharmaceutical Delivery Systems (PDS) sales grew 14.8% on higher contract manufacturing and proprietary product sales, and Pharmaceutical Packaging Systems (PPS) sales managed a modest increase when compared to the exceptionally strong third quarter of 2013.

Consolidated gross profit grew $4.4 million to $109.9 million on the sales increase, and yielded a gross profit margin of 30.9%, compared to 30.8% in the third quarter of 2013. The slight margin improvement was due primarily to growth in higher-margin PDS proprietary product sales.

SG&A costs were substantially unchanged at $56.0 million, and declined by 0.7 percentage points to 15.7% of revenue in the period. The relative improvement was due primarily to declining incentive compensation costs. R&D costs were also unchanged at $9.6 million. As a result, adjusted operating profit grew to $45.2 million, 13.9% higher than the $39.7 million reported in the prior-year period, and the adjusted operating profit margin improved to 12.7% of revenue, compared to 11.6% in the 2013 period.

The estimated annual effective tax rate (ETR) on adjusted pre-tax profit for 2014 is 27.9%, compared to 25.8% in determining third-quarter 2013 results. The increase is due to the expiration of the U.S. research tax credit at the end of 2013 and changes in the expected geographic mix of 2014 earnings.

The improved operating results, net of the tax increase, yielded adjusted diluted EPS growth of 12.8%, to $0.44 in the current quarter, compared to $0.39 in the 2013 period. Adjusted diluted EPS excludes a $1.2 million in-process research charge, as described in “Non-GAAP Financial Measures.”

Executive Commentary

“We improved on a very strong third quarter in 2013 with PPS HVP sales matching our outstanding performance over the same prior year period. In the Delivery Systems segment, we generated significant sales growth from our key proprietary products," said Donald E. Morel Jr., PhD, West's Chairman and Chief Executive Officer. "Overall, our consolidated results were consistent with our expectations at the beginning of the quarter, and reflect good execution from our operations.”

“Our 2014 guidance reflects our expectation that the PPS business will return to a more typical order and growth pattern following several quarters of out-of-cycle ups and downs, particularly in high-value packaging components. Our PPS backlog of committed orders has grown and we expect a strong product mix for the remainder of the year. In PDS, service revenues will decline as a result of a recent divestiture, but demand for administration systems is expected to persist, and pre-clinical demand for the SmartDose™ and Daikyo Crystal Zenith® products should show improvement.”

“This is also the point in our annual business cycle that we update our five-year outlook. Our long-term financial goals remain consistent with those we discussed last year and the revenue and profitability goals we set for 2018 remain achievable. Our new five-year goals are for 2019, when we believe we can achieve sales of between $2.1 billion and $2.3 billion and further improve our operating margins. Importantly, there is no fundamental change in how we expect to accomplish these goals: growth will come from high-value packaging components that meet the increasing quality demands of our customers for their growing products and markets, and from the successful commercialization of several of our delivery systems technologies. To achieve that, we expect to invest in the range of $150 million to $175 million in each of the next two years in expanding capabilities and capacity to meet the growing demand for high-quality, high-value packaging components, and delivery systems, including our recently announced plans for expanding in Ireland. We’ve made great progress in the last year toward achieving these goals, and I am confident we will continue to see increased growth and profitability for West in the years to come.”

“The Board of Directors has also approved a $100 million share repurchase program reflecting our confidence in our long-term business plan and the strength of our balance sheet and cash flow. We are well positioned to fund our expansion plans, invest in additional growth opportunities, maintain our dividend and buy back shares, all of which will create value for West’s shareholders.”

Pharmaceutical Packaging Systems

PPS sales of $251.7 million were about the same as the $251.5 million reported in the third quarter of 2013. High-value pharmaceutical packaging component sales of $110.3 million were 0.9% above the prior-year quarter, excluding currency effects, in which those sales grew by an extraordinary 23.4%. Increased sales of disposable medical device components were partially offset by lower standard pharmaceutical packaging component sales. Tooling and service revenues also declined. Exclusive of currency effects, growth was strongest in the Americas, while European sales were substantially unchanged, and Asian sales declined compared to the prior-year quarter, during which sales grew by over 30%.

Modest sales growth and a marginally less profitable sales mix in the quarter yielded a gross profit of $88.8 million, compared to $89.5 in the prior-year period. As a result, gross profit margin declined 0.3 margin points, to 35.3%.

SG&A costs of $31.9 million were 12.7% of sales, compared to $30.9 million and 12.3% of sales in the prior-year period. Increases were led by compensation, primarily for annual merit pay, and were partially offset by reductions in travel and outside service costs. Research and development costs increased from $3.8 million to $4.5 million due to continued investment in next-generation packaging components and new products.

Operating profit declined $1.8 million, to $52.8 million, yielding an operating margin of 21.0%, compared to 21.7% in the prior-year quarter.

Pharmaceutical Delivery Systems

PDS sales grew 14.9% (14.8% excluding currency effects) to $104.4 million in the third quarter, from $90.8 million reported in the prior-year period. Growth was driven by gains in both proprietary products and contract manufacturing revenues. Proprietary product sales increases included $4.2 million of administration systems products, and $3.4 million of SmartDose sales for customers’ pre-clinical and clinical trial uses. Sales of proprietary products comprised 27.4% of segment sales in the quarter, compared to 23.6% in the prior-year period. Contract manufacturing revenues grew $5.7 million excluding currency, largely on higher volume from existing programs.

That improved sales mix generated $21.1 million of gross profit, a $5.1 million increase over the comparable 2013 period, yielding a gross profit margin of 20.3%, compared to 17.6% in the same period last year.

SG&A costs of $11.7 million were $1.3 million higher in the quarter, principally for staffing and sales commissions associated with growth in proprietary products. R&D costs of $5.1 million were moderately lower compared to $5.8 million in the 2013 period, with investments focused primarily on the further development of CZ and SmartDose products.

As a result of the sales growth and modest overall cost increases, PDS generated an operating profit of $4.8 million, compared to a loss of $0.1 million in the prior-year period.

Corporate and Other

General corporate costs of $7.1 million compared favorably with $7.3 million in the prior-year period. The decline was primarily due to lower performance-based compensation costs, which were largely offset by increased legal and other outside service costs. U.S. pension expense declined by $0.6 million compared to the 2013 quarter, primarily due to changes in actuarial valuations at the outset of the year. Stock-based compensation expense decreased $1.6 million, due to changes in the Company’s share price and anticipated vesting of performance shares when compared to the prior-year period.

Financial Guidance

West reaffirmed its prior EPS guidance for 2014 and updated other elements of its prior financial guidance, as follows:

(in millions, except EPS)	Current 2014 Estimated Guidance	Prior Guidance*
Consolidated net sales	$1,410 to $1,435	$1,430 to $1,460
Consolidated gross profit margin (% of sales)	31.9% to 32.1%	32.0% to 32.5%
Pharmaceutical Packaging Systems sales	$1,010 to $1,025	$1,030 to $1,050
Pharmaceutical Packaging Systems gross profit margin (% of sales)	36.8% to 37.3%	36.8% to 37.3%
Pharmaceutical Delivery Systems sales	$400 to $410	$400 to $410
Pharmaceutical Delivery Systems gross profit margin (% of sales)	19.7% to 20.2%	19.5% to 20.5%
Full-Year diluted EPS*	$1.76 to $1.81	$1.76 to $1.81
Full-Year adjusted diluted EPS*	$1.77 to $1.82	$1.77 to $1.82

* “Prior guidance” refers to the EPS guidance provided in the Company’s press release dated October 15, 2014 and, for amounts other than EPS, to the guidance provided in the Company’s press release dated July 31, 2014.

The principal currency assumption used in preparing these estimates is the translation of the Euro at $1.27 for the remainder of 2014, compared to $1.37 in its prior guidance provided on July 31, 2014. The change in the currency assumption reduced estimated full-year diluted EPS by approximately $0.04 per share.

The Company’s estimated guidance for the remainder of 2014 includes approximately $8 million in sales and development revenue associated with CZ and SmartDose. Most of that growth is associated with customers’ research and development efforts incorporating West’s proprietary products, the pre-commercial nature of which increases the risk that actual results may be lower than estimates.

The Company’s EPS guidance for 2014 reflects an estimated effective tax rate of 27%, compared to the 27.9% rate reflected in the Company’s year-to-date results. The lower tax rate is expected to contribute approximately $0.02 to estimated diluted EPS and is associated primarily with the anticipated 2014 reinstatement of the U.S. tax credit for increasing research and development spending. No benefit from that credit has been included in the Company’s 2014 interim financial results for the periods ending on or before September 30, 2014.

2015 Revenue and Long-Term Outlook

The Company indicated that it expects revenue to grow between 5% and 8% in calendar year 2015 compared to its current estimates for 2014 at constant exchange rates. Currency is expected to have an adverse impact on sales and operating results. Growth in high-value packaging components is expected to be in the 8% to 10% range, while growth in sales of PDS proprietary products will continue to depend on the further, pre-commercial development efforts of customers.

West also provided an update to its long-term financial goals. The Company believes that organic growth in the current businesses can reasonably achieve 2019 revenues of between $2.1 billion and $2.3 billion, and generate consolidated operating profit margin in the range of 19% to 21%. The Company indicated that it is increasing its estimates of capital spending over the planning period to the range of between $150 million and $175 million per year.

West believes that its planning goals for PPS are achievable through a more profitable mix of products, which will be driven by still-growing demand for higher quality pharmaceutical packaging components. In support of those objectives, the Company recently announced further capacity expansion at a new location in Waterford, Ireland to support growth in specialized and high-value packaging.

The achievement of PDS sales and profitability goals will depend in large part on customer adoption of the Company’s newer proprietary products and systems for further clinical and commercial use, including Daikyo CZ insert-needle prefillable syringes, CZ in other containment and delivery formats, the SmartDose™ wearable injector, and safety, reconstitution and administration devices. Further commercialization of these products will require that our customers initiate and complete all stability, clinical and manufacturing testing and qualification that may be relevant, and ultimately obtain regulatory approval of each of their finished products that will incorporate the Company’s components and systems.
The Company’s prior statements concerning its long-term financial objectives for 2018 included sales of between $2.0 billion and $2.2 billion and an operating profit margin in the range of 18% to 20%. The Company believes that its revised plans and long-term outlook are consistent with the sales growth and profitability objectives reflected in those prior statements.
The Company updates and shares its high-level, long-term objectives in order to help investors, employees and other stakeholders better understand the strategic value of current and planned capital and research and development investments. As such, the revenue and profitability goals are not intended to predict or estimate actual results in any future period, but to indicate management’s view of what it reasonably believes to be achievable in that time frame.
Share Repurchase Program
The Company announced a share repurchase program authorizing the repurchase of up to $100 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions as permitted under Securities and Exchange Act of 1934 Rule 10b-18. The timing of such transactions will depend on a variety of factors, including market conditions, but the program is expected to be completed by December 31, 2015.
Third-Quarter Conference Call
The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call, please dial 877-280-4960 (U.S.) or 857-244-7317 (International). The passcode is 46283848.
A live broadcast of the conference call will be available at the Company’s website, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.
An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, November 6, 2014, by dialing 888-286-8010 (U.S.) or 617-801-6888 (International) and entering passcode 48052092.

Forward-Looking Statements
Certain forward-looking statements are included in this release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories, including the technical requirements of particular applications and initiating commercial scale production of those products; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive.
Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.
Non-GAAP Financial Measures
This press release and the preceding discussion of our results, financial guidance and the accompanying financial tables use the following financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP) accepted in the U.S., and therefore are referred to as non-GAAP financial measures:

•	Adjusted operating profit

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Total invested capital

•	Net debt to total invested capital

West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.
In calculating adjusted operating profit, adjusted net income and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.
The following is a description of the items excluded from adjusted operating profit, adjusted net income and adjusted diluted EPS for the three and nine-month periods presented in the accompanying tables:
License costs - During the three and nine months ended September 30, 2014, we recorded a $1.2 million charge for license costs associated with acquired in-process research.
Discrete tax items - During the three and nine months ended September 30, 2013, we recorded a discrete tax charge of $1.3 million resulting from the impact of the change in the enacted tax rate in the United Kingdom on our previously-recorded deferred tax asset balances. During the nine months ended September 30, 2013, we also recorded a discrete tax benefit of $1.3 million related to the reinstatement of the Research and Development tax credit in January 2013. In accordance with U.S. GAAP, although the tax credit was reinstated on a retroactive basis to January 1, 2012, the credit was not taken into account for financial reporting purposes until 2013.
Extinguishment of debt - During the nine months ended September 30, 2013, we repurchased $1.7 million in aggregate principal amount of our 4.00% Convertible Junior Subordinated Debentures Due 2047, resulting in a pre-tax loss on debt extinguishment of $0.2 million, the majority of which consisted of the premium over par value.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
Net sales	$355.9	100%	$341.8	100%	$1,071.6	100%	$1,025.7	100%
Cost of goods and services sold	246.0	69	236.3	69	733.5	68	697.6	68
Gross profit	109.9	31	105.5	31	338.1	32	328.1	32
Research and development	9.6	3	9.6	3	29.5	3	28.2	3
Selling, general and administrative expenses	56.0	16	56.1	16	169.9	16	174.9	17
Other expense /(income), net	0.3	—	0.1	—	1.3	—	(0.5)	—
Operating profit	44.0	12	39.7	12	137.4	13	125.5	12
Loss on debt extinguishment	—	—	—	—	—	—	0.2	—
Interest expense, net	2.7	—	4.0	1	10.0	1	11.7	1
Income before income taxes	41.3	12	35.7	11	127.4	12	113.6	11
Income tax expense	11.7	3	10.6	3	35.5	3	29.5	3
Equity in net income of affiliated companies	1.4	—	1.7	—	3.8	—	4.6	—
Net income	$31.0	9%	$26.8	8%	$95.7	9%	$88.7	8%

Net income per share:
Basic	$0.44		$0.38		$1.35		$1.28
Assuming dilution	$0.43		$0.37		$1.32		$1.25

Average common shares outstanding	71.0		69.8		70.8		69.4
Average shares assuming dilution	72.6		71.4		72.5		70.9

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales:	2014	2013	2014	2013
Pharmaceutical Packaging Systems	$251.7	$251.5	$772.6	$754.5
Pharmaceutical Delivery Systems	104.4	90.8	299.5	272.3
Eliminations	(0.2)	(0.5)	(0.5)	(1.1)
Consolidated Total	$355.9	$341.8	$1,071.6	$1,025.7

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$52.8	$54.6	$167.1	$170.0
Pharmaceutical Delivery Systems	4.8	(0.1)	8.3	3.4
US pension expense	(1.7)	(2.3)	(5.5)	(9.7)
Stock-based compensation expense	(3.6)	(5.2)	(12.5)	(15.6)
General corporate costs	(7.1)	(7.3)	(18.8)	(22.6)
Operating Profit	$45.2	$39.7	$138.6	$125.5

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
(in millions, except per share data)

Three-months ended September 30, 2014	Operating Profit	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$44.0	$11.7	$31.0	$0.43
License costs	1.2	0.4	0.8	0.01
Adjusted (Non-GAAP)	$45.2	$12.1	$31.8	$0.44

Three-months ended September 30, 2013	Operating Profit	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$39.7	$10.6	$26.8	$0.37
Discrete tax items	—	(1.3)	1.3	0.02
Adjusted (Non-GAAP)	$39.7	$9.3	$28.1	$0.39

Nine-months ended September 30, 2014	Operating Profit	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$137.4	$35.5	$95.7	$1.32
License costs	1.2	0.4	0.8	0.01
Adjusted (Non-GAAP)	$138.6	$35.9	$96.5	$1.33

Nine-months ended September 30, 2013	Operating Profit	Loss on Debt Extinguishment	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$125.5	$0.2	$29.5	$88.7	$1.25
Extinguishment of debt	—	(0.2)	—	0.2	—
Discrete tax items	—	—	(0.1)	0.1	—
Adjusted (Non-GAAP)	$125.5	$—	$29.4	$89.0	$1.25

Please refer to “Non-GAAP Financial Measures” for more information.

WEST PHARMACEUTICAL SERVICES

NON-GAAP MEASURES
RECONCILIATION OF 2014 ADJUSTED DILUTED EPS GUIDANCE
TO 2014 REPORTED GUIDANCE

Full Year 2014 Guidance (1) (2)
Adjusted diluted EPS guidance	$1.77 to $1.82
License costs	(0.01)
Reported diluted EPS guidance	$1.76 to $1.81

(1)
Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.27 for the remainder of 2014. Actual results will vary as a result of exchange rate variability. Please refer to “Non-GAAP Financial Measures” for additional information regarding adjusted diluted EPS.

(2)	The 2014 consequences of those items described in “Non-GAAP Financial Measures,” and similar items that may be incurred during 2014, are excluded from the adjusted diluted EPS guidance for 2014.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Nine Months Ended September 30,
	2014	2013
Depreciation and amortization	$68.0	$63.1
Operating cash flow	$136.9	$151.7
Capital expenditures	$84.8	$113.1

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of September 30, 2014	As of December 31, 2013
Cash and Cash Equivalents	$246.8	$230.0
Debt	$342.7	$373.5
Equity	$970.1	$906.4
Net Debt to Total Invested Capital(3)	9.0%	13.7%
Working Capital	$437.0	$413.8

(3) Net Debt and Total Invested Capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders' equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.

Trademark Notices
Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo Crystal Zenith® and Daikyo RSV® are trademarks of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.